Exhibit 99.1

News Release Republic First Bancorp, Inc. October 28, 2019

REPUBLIC FIRST BANCORP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

DEPOSITS INCREASE BY 14% AND LOANS GROW 14%

Philadelphia, PA, October 28, 2019 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended September 30, 2019.

Q3-2019 Highlights

Total deposits increased by $340 million, or 14%, to $2.7 billion as of September 30, 2019 compared to $2.4 billion as of September 30, 2018.

New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $24 million per year, while the average deposit growth for all stores over the last twelve months was approximately $14 million per store.

Expansion into New York City began with the opening of our first store located on the corner of 14th Street and 5th Avenue during the third quarter.

Total loans grew $191 million, or 14%, to $1.6 billion as of September 30, 2019 compared to $1.4 billion at September 30, 2018.

Profitability declined as the Company reported a net loss of $1.8 million, or ($0.03) per share, during the third quarter of 2019 compared to net income of $2.3 million, or $0.04 per share during the third quarter of 2018.

“The Power of Red is Back” in New York City. During the third quarter we launched our expansion into New York City with the opening of our newest store on the corner of 14th Street and 5th Avenue. We immediately began converting customers into FANS by treating them with the legendary customer service and convenience that Republic Bank is known for. We anxiously await the opening of our second New York store at 51st Street and 3rd Avenue, which we expect to complete in early November, to share our FANatical approach to banking with an ever growing FAN base.

Third quarter results were negatively impacted by continued compression of our net interest margin caused by a flat and, at times, an inverted yield curve. The shape of the yield curve is driving lower yields on interest earning assets and higher rates on interest bearing liabilities. In the midst of this challenging interest rate environment we have also incurred costs required to expand into New York City. In addition to new hires, training, advertising, and occupancy expenses for the opening of our first two stores in New York this year, we have also established a management and lending team for this new market.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“We are thrilled to bring The Power of Red Back to New York City. At a time when most banks are closing branches and retreating from the communities they serve, Republic Bank continues in its relentless pursuit to deliver an unmatched banking experience across every delivery channel. We are extremely excited to have the opportunity to create new FANS in the City of New York. Today we face a difficult challenge as the shape of the yield curve limits our ability to increase net interest income proportionate to the growth in our balance sheet. We are evaluating all opportunities to improve profitability in this challenging rate environment.”

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

“Since the inception of The Power of Red is Back growth campaign we have demonstrated consistent growth in the balance sheet through organic growth in loans and deposits. The results have been a testament to the strength of our model and the unmatched commitment to customer service by every member of the Republic Bank Team. The current interest rate environment has put a significant strain on profitability in recent quarters. We will assess every opportunity within our control to enhance earnings.”

A summary of the financial results for the period ended September 30, 2019 can be found in the following tables:

($ in millions, except per share data)
	09/30/19	09/30/18	YOY Change	12/31/18	YTD Change

Assets	$3,086	$2,657	16%	$2,753	12%
Loans	1,569	1,379	14%	1,437	9%
Deposits	2,740	2,400	14%	2,393	15%

	Three Months Ended			Nine Months Ended
	09/30/19	09/30/18	Change	09/30/19	09/30/18	Change
Total Revenue	$32.8	$28.7	14%	$96.5	$82.2	17%
Net Income (Loss)	(1.8)	2.3	(178%)	(1.0)	6.5	(116%)
Net Income (Loss) per Share	$(0.03)	$0.04	(175%)	$(0.02)	$0.11	(118%)
Net Interest Margin	2.82%	3.14%		2.92%	3.18%

Financial Highlights for the Period Ended September 30, 2019

Total assets increased by $429 million, or 16%, to $3.1 billion as of September 30, 2019 compared to $2.7 billion as of September 30, 2018.

We have twenty-eight convenient store locations open today. During the third quarter of 2019 we celebrated the grand opening of our first store in New York City located at 14th Street and 5th Avenue.

Construction on our next site in New York located at 51st Street & 3rd Avenue is ongoing and expected to be complete during the fourth quarter. We’ve also broken ground on sites in Northfield, NJ and Bensalem, PA. There are multiple sites in various stages of development for future store locations.

Profitability declined during the third quarter. The Company recorded a net loss of $1.8 million, or ($0.03) per share, for the three months ended September 30, 2019 compared to net income of $0.4 million, or $0.01 per share for the three months ended June 30, 2019 and net income of $2.3 million, or $0.04 per share, for the three months ended September 30, 2018.

The net interest margin decreased by 32 basis points to 2.82% for the three months ended September 30, 2019 compared to 3.14% for the three months ended September 30, 2018. Margin compression was driven by the flat and inverted yield curve experienced during the third quarter of 2019.

The ratio of non-performing assets to total assets declined to 0.61% as of September 30, 2019 compared to 0.76% as of September 30, 2018.

The Company’s residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. The Oak Mortgage team has originated more than $390 million in mortgage loans over the last twelve months.

Meeting the needs of small business customers continued to be an important part of the Company’s lending strategy. More than $43 million in new SBA loans were originated during the nine month period ended September 30, 2019. Republic Bank continues to be a top SBA lender in our market area based on the dollar volume of loan originations.

The Company’s Total Risk-Based Capital ratio was 13.53% and Tier I Leverage Ratio was 8.60% at September 30, 2019.

Book value per common share increased to $4.26 as of September 30, 2019 compared to $4.01 as of September 30, 2018.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	09/30/19	06/30/19	% Change	09/30/18	% Change
Net Interest Income	$19,382	$19,371	-%	$19,146	1%
Non-interest Income	6,554	7,026	(7%)	5,131	28%
Provision for Loan Losses	450	-	n/m	500	(10%)
Non-interest Expense	27,824	25,911	7%	20,833	34%
Income (Loss) Before Taxes	(2,338)	486	(581%)	2,944	(179%)
Provision (Benefit) for Taxes	(516)	105	(591%)	622	(183%)
Net Income (Loss)	(1,822)	381	(578%)	2,322	(178%)

Net Income (Loss) per Share	$(0.03)	$0.01	(400%)	$0.04	(175%)

	Nine Months Ended
	09/30/19	09/30/18	% Change
Net Interest Income	$57,893	$55,924	4%
Non-interest Income	18,525	15,434	20%
Provision for Loan Losses	750	1,700	(56%)
Non-interest Expense	77,002	61,664	25%
Income (Loss) Before Taxes	(1,334)	7,994	(117%)
Provision (Benefit) for Taxes	(319)	1,524	(121%)
Net Income (Loss)	(1,015)	6,470	(116%)
Net Income (Loss) per Share	$(0.02)	$0.11	(118%)

The Company reported a net loss of $1.8 million, or ($0.03) per share, for the three month period ended September 30, 2019, compared to net income of $381 thousand, or $0.01 per share for the three month period ended June 30, 2019 and net income of $2.3 million, or $0.04 per share, for the three month period ended September 30, 2018. The net loss for the nine month period ended September 30, 2019 was $1.0 million, or ($0.02) per share, compared to net income of $6.5 million, or $0.11 per share, for the nine months ended September 30, 2018.

Current year profitability has been impacted by the expenses incurred to expand into the New York market and continued compression of the net interest margin.

Interest income increased by $2.7 million, or 11%, to $26.2 million for the quarter ended September 30, 2019 compared to $23.6 million for the quarter ended September 30, 2018. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the Company’s “Power of Red is Back” expansion strategy. However, interest expense increased by $2.4 million, or 55%, to $6.8 million for the quarter ended September 30, 2019 compared to $4.4 million for the quarter ended September 30, 2018. The increase in interest expense was driven by multiple increases in the fed funds rate during 2018 which resulted in a higher cost of funds on deposit balances and led to compression in the net interest margin. On a linked quarter basis, the deposit cost of funds has begun to decline as a result of two reductions in the fed funds rate during the third quarter of 2019. The net interest margin for the three month period ended September 30, 2019 decreased by 32 basis points to 2.82% compared to 3.14% for the three month period ended September 30, 2018.

Non-interest income increased by $1.4 million, or 28%, to $6.6 million for the three month period ended September 30, 2019, compared to $5.1 million for the three month period ended September 30, 2018. The increase is primarily attributable to higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts. An increase in gains on sales of investment securities also contributed to the increase in non-interest income during the third quarter of 2019.

Non-interest expenses increased by 34%, to $27.8 million during the quarter ended September 30, 2019 compared to $20.8 million during the quarter ended September 30, 2018. The growth in expenses was driven by an increase in salaries and employee benefits as a result of annual merit increases along with increased staffing levels related to our growth and expansion strategy. Occupancy and equipment expenses associated with the growth strategy also contributed to the increase in non-interest expenses. Throughout 2019, we’ve incurred costs related to our expansion into the New York market. Our first store in New York opened during the third quarter of 2019 and our second location is now under construction. In addition, we’ve hired a management and lending team to operate in this new market. Rent payments have commenced for our store locations and we’ve initiated a marketing and advertising campaign to announce our expansion.

The benefit for income taxes was $516 thousand for the three month period ended September 30, 2019 compared to a provision for income taxes in the amount of $622 thousand for the three month period ended September 30, 2018.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	09/30/19	09/30/18	% Change	06/30/19	% Change

Total assets	$3,085,921	$2,657,206	16%	$2,940,986	5%
Total loans (net)	1,560,913	1,370,704	14%	1,500,664	4%
Total deposits	2,740,032	2,400,358	14%	2,527,977	8%

Total assets increased by $428.7 million, or 16%, as of September 30, 2019 when compared to September 30, 2018. Deposits grew by $339.7 million to $2.7 billion as of September 30, 2019 compared to $2.4 billion as of September 30, 2018. The number of deposit accounts has grown by 28% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of the Company’s aggressive growth strategy referred to as “The Power of Red is Back.”

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	09/30/19	09/30/18	% Change	06/30/19	% Change	3rd Qtr 2019 Cost of Funds

Demand noninterest-bearing	$595,869	$509,188	17%	$544,406	9%	0.00%
Demand interest-bearing	1,227,969	1,058,670	16%	1,072,415	15%	1.27%
Money market and savings	698,991	703,358	(1%)	719,075	(3%)	1.02%
Certificates of deposit	217,203	129,142	68%	192,081	13%	2.14%
Total deposits	$2,740,032	$2,400,358	14%	$2,527,977	8%	1.00%

Deposits increased to $2.7 billion at September 30, 2019 compared to $2.4 billion at September 30, 2018 as the Company moves forward with its growth strategy to increase the number of stores and expand the reach of its banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. The Company recognized strong growth in demand deposit balances and certificates of deposit, year over year as a result of the successful execution of its strategy.

Lending

Loans by type are as follows (dollars in thousands):

Description	09/30/19	% of Total	09/30/18	% of Total	06/30/19	% of Total

Commercial real estate	$570,327	36%	$495,529	36%	$553,644	37%
Construction and land development	109,582	7%	125,512	9%	111,474	7%
Commercial and industrial	187,837	12%	195,493	14%	189,632	13%
Owner occupied real estate	397,843	26%	358,956	26%	381,852	25%
Consumer and other	98,293	6%	86,922	6%	98,155	6%
Residential mortgage	205,498	13%	116,376	9%	173,963	12%
Gross loans	$1,569,380	100%	$1,378,788	100%	$1,508,720	100%

Gross loans increased by $191 million, or 14%, to $1.6 billion at September 30, 2019 compared to $1.4 billion at September 30, 2018 as a result of the steady flow in quality loan demand over the last twelve months and continued success with the relationship banking model. The Company experienced strongest growth in commercial real estate, owner occupied real estate and residential mortgage loans year over year.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	09/30/19	06/30/19	09/30/18

Non-performing assets / capital and reserves	7%	6%	8%
Non-performing assets / total assets	0.61%	0.53%	0.76%
Quarterly net loan charge-offs / average loans	0.01%	(0.04%)	(0.01%)
Allowance for loan losses / gross loans	0.54%	0.53%	0.59%
Allowance for loan losses / non-performing loans	70%	86%	60%

The percentage of non-performing assets to total assets decreased to 0.61% at September 30, 2019, compared to 0.76% at September 30, 2018. The ratio of non-performing assets to capital and reserves decreased to 7% at September 30, 2019 compared to 8% at September 30, 2018 primarily as a result of decreases in non-performing assets over the last 12 months.

Capital

The Company’s capital ratios at September 30, 2019 were as follows:

	Actual 09/30/19 Bancorp	Actual 09/30/19 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	8.60%	8.23%	5.00%
Common Equity Ratio	12.53%	12.55%	6.50%
Tier 1 Risk Based Capital	13.10%	12.55%	8.00%
Total Risk Based Capital	13.53%	12.98%	10.00%
Tangible Common Equity	7.98%	7.87%	n/a

Total shareholders’ equity increased to $251 million at September 30, 2019 compared to $236 million at September 30, 2018. Book value per common share increased to $4.26 at September 30, 2019 compared to $4.01 per share at September 30, 2018.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	October 28, 2019
Time:	11:00am (EDT)
From the U.S. dial:	(800) 774-6070 [Toll Free] or (630) 691-2753
Participant Pin:	5866531#

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twenty-eight stores located in the Greater Philadelphia, Southern New Jersey and New York City markets. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2018 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO

(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,	September 30,
(dollars in thousands, except per share amounts)	2019	2019	2018

ASSETS
Cash and due from banks	$57,562	$38,770	$37,303
Interest-bearing deposits and federal funds sold	143,915	90,744	108,996
Total cash and cash equivalents	201,477	129,514	146,299

Securities - Available for sale	379,962	338,286	487,524
Securities - Held to maturity	687,425	718,534	485,291
Restricted stock	2,371	5,130	1,916
Total investment securities	1,069,758	1,061,950	974,731

Loans held for sale	21,210	23,412	32,839

Loans receivable	1,569,380	1,508,720	1,378,788
Allowance for loan losses	(8,467)	(8,056)	(8,084)
Net loans	1,560,913	1,500,664	1,370,704

Premises and equipment	111,573	105,311	81,912
Other real estate owned	6,653	6,406	6,768
Other assets	114,337	113,729	43,953

Total Assets	$3,085,921	$2,940,986	$2,657,206

LIABILITIES
Non-interest bearing deposits	$595,869	$544,406	$509,188
Interest bearing deposits	2,144,163	1,983,571	1,891,170
Total deposits	2,740,032	2,527,977	2,400,358

Short-term borrowings	-	68,979	-
Subordinated debt	11,263	11,262	11,257
Other liabilities	83,783	81,410	9,767

Total Liabilities	2,835,078	2,689,628	2,421,382

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	594	594	593
Additional paid-in capital	271,412	270,789	268,613
Accumulated deficit	(9,731)	(7,909)	(10,873)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(7,524)	(8,208)	(18,601)

Total Shareholders' Equity	250,843	251,358	235,824

Total Liabilities and Shareholders' Equity	$3,085,921	$2,940,986	$2,657,206

Republic First Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except per share amounts)	2019	2019	2018	2019	2018

INTEREST INCOME
Interest and fees on loans	$18,707	$18,569	$16,764	$55,076	$46,490
Interest and dividends on investment securities	6,724	7,158	6,641	21,265	19,903
Interest on other interest earning assets	777	518	153	1,631	388
Total interest income	26,208	26,245	23,558	77,972	66,781

INTEREST EXPENSE
Interest on deposits	6,689	6,695	3,642	19,398	9,329
Interest on borrowed funds	137	179	770	681	1,528
Total interest expense	6,826	6,874	4,412	20,079	10,857

Net interest income	19,382	19,371	19,146	57,893	55,924
Provision for loan losses	450	-	500	750	1,700

Net interest income after provision for loan losses	18,932	19,371	18,646	57,143	54,224

NON-INTEREST INCOME
Service fees on deposit accounts	1,990	1,848	1,386	5,450	3,887
Mortgage banking income	2,797	3,031	2,580	8,048	7,948
Gain on sale of SBA loans	944	1,147	816	2,593	2,654
Gain (loss) on sale of investment securities	520	261	-	1,103	(1)
Other non-interest income	303	739	349	1,331	946
Total non-interest income	6,554	7,026	5,131	18,525	15,434

NON-INTEREST EXPENSE
Salaries and employee benefits	14,314	13,705	11,203	40,378	32,731
Occupancy and equipment	4,734	4,221	3,260	12,970	10,083
Legal and professional fees	1,123	1,058	773	2,888	2,391
Foreclosed real estate	799	517	378	1,653	881
Regulatory assessments and related fees	62	421	396	904	1,258
Other operating expenses	6,792	5,989	4,823	18,209	14,320
Total non-interest expense	27,824	25,911	20,833	77,002	61,664

Income (loss) before provision (benefit) for income taxes	(2,338)	486	2,944	(1,334)	7,994

Provision (benefit) for income taxes	(516)	105	622	(319)	1,524

Net income (loss)	$(1,822)	$381	$2,322	$(1,015)	$6,470

Net Income (Loss) per Common Share
Basic	$(0.03)	$0.01	$0.04	$(0.02)	$0.11
Diluted	$(0.03)	$0.01	$0.04	$(0.02)	$0.11

Average Common Shares Outstanding
Basic	58,843	58,841	58,774	58,830	58,213
Diluted	59,207	59,401	59,774	59,416	59,338

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	September 30, 2019			June 30, 2019			September 30, 2018

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$146,446	$777	2.10%	$85,920	$518	2.42%	$29,163	$153	2.08%
Securities	1,055,154	6,743	2.56%	1,067,185	7,184	2.69%	1,018,910	6,676	2.62%
Loans receivable	1,540,834	18,816	4.84%	1,509,177	18,681	4.96%	1,390,894	16,873	4.81%
Total interest-earning assets	2,742,434	26,336	3.81%	2,662,282	26,383	3.97%	2,438,967	23,702	3.86%

Other assets	247,682			217,685			135,139

Total assets	$2,990,116			$2,879,967			$2,574,106

Interest-bearing liabilities:

Demand non interest-bearing	$563,691			$525,336			$513,292
Demand interest-bearing	1,168,404	3,752	1.27%	1,144,783	4,206	1.47%	861,607	1,948	0.90%
Money market & savings	702,547	1,814	1.02%	697,279	1,628	0.94%	699,081	1,308	0.74%
Time deposits	208,624	1,123	2.14%	176,750	861	1.95%	126,378	386	1.21%
Total deposits	2,643,266	6,689	1.00%	2,544,148	6,695	1.06%	2,200,358	3,642	0.66%

Total interest-bearing deposits	2,079,575	6,689	1.28%	2,018,812	6,695	1.33%	1,687,066	3,642	0.86%

Other borrowings	14,037	137	3.87%	19,864	179	3.61%	127,150	770	2.40%

Total interest-bearing liabilities	2,093,612	6,826	1.29%	2,038,676	6,874	1.35%	1,814,216	4,412	0.96%
Total deposits and other borrowings	2,657,303	6,826	1.02%	2,564,012	6,874	1.08%	2,327,508	4,412	0.75%

Non interest-bearing liabilities	81,872			66,780			10,363
Shareholders' equity	250,941			249,175			236,235
Total liabilities and shareholders' equity	$2,990,116			$2,879,967			$2,574,106

Net interest income		$19,510			$19,509			$19,290
Net interest spread			2.52%			2.62%			2.90%

Net interest margin			2.82%			2.94%			3.14%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the nine months ended			For the nine months ended
(dollars in thousands)	September 30, 2019			September 30, 2018

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$96,245	$1,631	2.27%	$27,625	$388	1.88%
Securities	1,069,304	21,347	2.66%	1,027,614	20,001	2.60%
Loans receivable	1,506,482	55,408	4.92%	1,310,750	46,795	4.77%
Total interest-earning assets	2,672,031	78,386	3.92%	2,365,989	67,184	3.80%

Other assets	218,947			130,344

Total assets	$2,890,978			$2,496,333

Interest-bearing liabilities:

Demand non interest-bearing	$533,922			$475,659
Demand interest-bearing	1,142,515	11,896	1.39%	866,397	4,754	0.73%
Money market & savings	691,876	4,894	0.95%	695,386	3,454	0.66%
Time deposits	179,936	2,608	1.94%	127,281	1,121	1.18%
Total deposits	2,548,249	19,398	1.02%	2,164,723	9,329	0.58%

Total interest-bearing deposits	2,014,327	19,398	1.29%	1,689,064	9,329	0.74%

Other borrowings	26,836	681	3.39%	90,160	1,528	2.27%

Total interest-bearing liabilities	2,041,163	20,079	1.32%	1,779,224	10,857	0.82%
Total deposits and other borrowings	2,575,085	20,079	1.04%	2,254,883	10,857	0.64%

Non interest-bearing liabilities	67,182			9,534
Shareholders' equity	248,711			231,916
Total liabilities and shareholders' equity	$2,890,978			$2,496,333

Net interest income		$58,307			$56,327
Net interest spread			2.60%			2.98%

Net interest margin			2.92%			3.18%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

				Year
	Three months ended			ended	Nine months ended
	September 30,	June 30,	September 30,	Dec 31	September 30,	September 30,
(dollars in thousands)	2019	2019	2018	2018	2019	2018

Balance at beginning of period	$8,056	$7,900	$7,566	$8,599	$8,615	$8,599

Provision charged to operating expense	450	-	500	2,300	750	1,700
	8,506	7,900	8,066	10,899	9,365	10,299

Recoveries on loans charged-off:
Commercial	59	154	18	152	214	147
Consumer	3	3	1	2	7	2
Total recoveries	62	157	19	154	221	149

Loans charged-off:
Commercial	(72)	(1)	-	(2,219)	(1,002)	(2,151)
Consumer	(29)	-	(1)	(219)	(117)	(213)

Total charged-off	(101)	(1)	(1)	(2,438)	(1,119)	(2,364)

Net charge-offs	(39)	156	18	(2,284)	(898)	(2,215)

Balance at end of period	$8,467	$8,056	$8,084	$8,615	$8,467	$8,084

Net charge-offs as a percentage of average loans outstanding	0.01%	(0.04%)	(0.01%)	0.17%	0.08%	0.23%

Allowance for loan losses as a percentage of period-end loans	0.54%	0.53%	0.59%	0.60%	0.54%	0.59%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2019	2019	2019	2018	2018

Non-accrual loans:
Commercial real estate	$10,180	$7,545	$8,096	$9,463	$12,661
Consumer and other	1,743	1,777	836	878	818
Total non-accrual loans	11,923	9,322	8,932	10,341	13,479

Loans past due 90 days or more and still accruing	129	-	1,744	-	-

Total non-performing loans	12,052	9,322	10,676	10,341	13,479

Other real estate owned	6,653	6,406	6,088	6,223	6,768

Total non-performing assets	$18,705	$15,728	$16,764	$16,564	$20,247

Non-performing loans to total loans	0.77%	0.62%	0.72%	0.72%	0.98%

Non-performing assets to total assets	0.61%	0.53%	0.60%	0.60%	0.76%

Non-performing loan coverage	70.25%	86.42%	74.00%	83.31%	59.97%

Allowance for loan losses as a percentage of total period-end loans	0.54%	0.53%	0.53%	0.60%	0.59%

Non-performing assets / capital plus allowance for loan losses	7.21%	6.06%	6.54%	6.53%	8.30%